UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 26, 2010

CORELOGIC, INC.

(Exact Name of the Registrant as Specified in Charter)

Delaware	001-13585	95-1068610
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 First American Way, Santa Ana, California	92707
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (714) 250-6400

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 1, 2010, The First American Corporation (the “FAC”) completed a transaction (the “Separation”) by which it separated into two independent, publicly traded companies through a distribution (the “Distribution”) of all of the outstanding shares of its subsidiary, First American Financial Corporation (“FAFC”), to the holders of FAC’s common shares, par value $1.00 per share (the “Historic Common Stock”), as of May 26, 2010 (the “Record Date Shareholders”). After the Distribution, FAFC owned the businesses that comprised FAC’s financial services businesses and FAC retained its information solutions businesses.

On May 18, 2010, the shareholders of FAC approved a separate transaction pursuant to which FAC changed its place of incorporation from California to Delaware (the “Reincorporation”). The Reincorporation became effective June 1, 2010. To effect the Reincorporation, FAC and CoreLogic Inc. (“CoreLogic”), which was a wholly-owned subsidiary of FAC incorporated in Delaware, entered into an agreement and plan of merger (the “Merger Agreement”). Pursuant to the Merger Agreement, FAC merged with and into CoreLogic with CoreLogic continuing as the surviving corporation. As used herein, the term the “Company,” refers to FAC at all times prior to the Reincorporation and refers to CoreLogic, as successor to FAC, at all times subsequent to the Reincorporation. The Reincorporation became effective June 1, 2010. A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

To effect the Separation, the Company and FAFC entered into a Separation and Distribution Agreement (the “Separation and Distribution Agreement”) that governs the rights and obligations of the Company and FAFC regarding the Distribution. It also governs the relationship between the Company and FAFC subsequent to the completion of the Separation and provides for the allocation between the Company and FAFC of FAC’s assets and liabilities. In connection with the Separation, the Company and FAFC also entered into a Tax Sharing Agreement dated June 1, 2010 (the “Tax Sharing Agreement”), a Restrictive Covenants Agreement dated June 1, 2010 (the “Restrictive Covenants Agreement”), and CoreLogic issued a promissory note to FAFC, dated June 1, 2010 (the “Promissory Note”).

The summary in this Item 1.01 of the Merger Agreement, Separation and Distribution Agreement, Tax Sharing Agreement, Promissory Note and Restrictive Covenants Agreement, is qualified in its entirety by reference to the complete terms and conditions of such agreements attached as Exhibits 2.1, 10.1, 10.2, 10.3 and 10.4, respectively.

Separation and Distribution Agreement

The Separation and Distribution Agreement sets forth the Company’s agreements with FAFC regarding the principal transactions necessary to separate FAFC from the Company. It also sets forth the terms of other agreements that govern certain aspects of FAFC’s relationship with the Company after the completion of the Separation.

Transfer of Assets and Assumption of Liabilities

The Separation and Distribution Agreement allocates assets, liabilities and contracts between FAFC and the Company as part of the Separation and describes the transfers, assumptions and assignments of such assets, liabilities and contracts. In particular, the Separation and Distribution Agreement provides that, subject to the terms contained in the Separation and Distribution Agreement:

•

All of the assets and liabilities primarily related to FAFC’s business—primarily the business and operations of FAC’s title insurance and services segment and specialty insurance segment—were retained by or transferred to FAFC;

•

All of the assets and liabilities primarily related to CoreLogic’s business—primarily the business and operations of FAC’s data and analytic solutions, information and outsourcing solutions and risk mitigation and business solutions segments—were retained by or transferred to the Company;

•

On the record date for the Distribution, the Company would issue to FAFC and its principal title insurance subsidiary, First American Title Insurance Company (“FATICO”), a number of shares of its common stock that would result in FAFC and its subsidiary collectively owning approximately $250 million of the Company’s issued and outstanding common shares following the Separation, which FAFC and FATICO are expected to dispose of within five years following the Separation. Pursuant to this provision, the Company issued 5,173,306 shares to FAFC and 7,759,959 shares to FATICO on May 26, 2010.

•

Each of the Company and FAFC assumed or retained any liabilities relating to their respective employees in respect of the period prior to, on or following the effective time of the Separation and Distribution Agreement;

•

FAFC effectively assumed $200 million of the outstanding liability for indebtedness under the Company’s senior secured credit facility. This assumption occured through FAFC drawing $200 million under its credit facility and transferring such funds to the Company in connection with the Separation. The remainder of the outstanding debt under FAC’s credit facility, as well as its publicly issued debt, remained with the Company. With respect to other outstanding indebtedness of FAC, each party or one of its subsidiaries assumed or retained the liability relating to any of its or its subsidiaries’ or controlled affiliates’ indebtedness; and

•

Subject to certain exceptions, including those set forth in the Tax Sharing Agreement, each of the Company and FAFC assumed 50% of certain contingent and other liabilities of FAC, which include certain legal contingencies and actions with respect to the Separation or the Distribution made or brought by any third party.

Further Assurances

To the extent that any transfers contemplated by the Separation and Distribution Agreement have not been consummated on or prior to June 1, 2010, the parties have agreed in the Separation and Distribution Agreement to cooperate to effect such transfers as promptly as practicable. In addition, each party has agreed to cooperate with the other and use reasonable best efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable law or contractual obligations to consummate and make effective the transactions contemplated by the Separation and Distribution Agreement and the ancillary agreements.

The Distribution

The Separation and Distribution Agreement also governs the rights and obligations of the Company and FAFC regarding the Distribution. On June 1, 2010, the Company caused its agent to distribute to the Record Date Shareholders, including FAFC and FATICO, all of the outstanding shares of FAFC.

Right of First Refusal

The Separation and Distribution Agreement gives FAFC the right to purchase the equity or assets of the entity or entities directly or indirectly owning the real property databases owned by the Company upon the occurrence of certain triggering events. Each triggering event involves the direct or indirect purchase of the databases by a title insurance underwriter (or its affiliate) or an entity licensed as or acting in concert with a title insurance underwriter, including a transaction where a title insurance underwriter (or its affiliate) acquires control over CoreLogic. The purchase price would be paid in cash and the amount would be determined either by an appraisal or by reference to the purchase price offered by the title insurance underwriter. This purchase right expires June 1, 2020.

Releases and Indemnification

Except as otherwise provided in the Separation and Distribution Agreement or any ancillary agreement, each party has released and forever discharged each other party and its respective subsidiaries and affiliates from all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before June 1, 2010. The releases do not extend to obligations or liabilities under any agreements between the parties that remain in effect following such date pursuant to the Separation and Distribution Agreement or any ancillary agreement or to ordinary course of business trade payables and receivables.

In addition, the Separation and Distribution Agreement provides for cross-indemnities principally designed to place financial responsibility for the obligations and liabilities of FAC’s financial services business with FAFC and financial responsibility for the obligations and liabilities of FAC’s information solutions business with the Company. Specifically, each party will, and will cause its subsidiaries and affiliates to, indemnify, defend and hold harmless the other party, its respective affiliates and subsidiaries and each of its respective officers, directors, employees and agents for any losses arising out of or otherwise in connection with:

•	the liabilities each such party assumed or retained pursuant to the Separation and Distribution Agreement; and

•	any breach by such party of the Separation and Distribution Agreement.

Employee Matters

The Separation and Distribution Agreement allocates liabilities and responsibilities relating to employee compensation and benefit plans and programs and other related matters in connection with the Separation, including the treatment of certain outstanding and long-term incentive awards, existing deferred compensation obligations and certain retirement and welfare benefit obligations.

The Separation and Distribution Agreement also adjusted outstanding FAC stock options and restricted stock unit awards as described below. All outstanding FAC equity-based awards, whether vested or unvested, other than those granted to FAC’s chairman and chief executive officer, converted into awards with respect to shares of common stock of the company that continues to employ the holder following the Separation. The number of shares underlying each such award and, with respect to options, the per share exercise price of each such award were adjusted to maintain, on a post-Separation basis, the pre-Separation value of such awards. With respect to outstanding FAC equity-based awards granted to FAC’s chairman and chief executive officer, half of the awards were converted into FAFC awards and the other half into the Company’s awards at the same time and in the same manner as other employees of FAFC and the Company, respectively. The number of shares of common stock subject to any adjusted stock option or adjusted RSU were rounded down to the nearest whole share, and the per share exercise price of each adjusted stock option were rounded up to the nearest whole cent.

Insurance

The Separation and Distribution Agreement provides that FAFC may report claims under insurance policies in effect as of the Separation for occurrences prior to the Separation and sets forth procedures for the administration of insured claims. In addition, the agreement allocates between the Company and FAFC the right to insurance policy proceeds based on reported claims and the obligations to incur deductibles under certain insurance policies retained by each of the Company and FAFC.

The Company and FAFC each maintain a variety of commercial insurance programs. All of these programs are subject to the terms and conditions, policy limits and deductibles of the applicable insurance policies. The facts and circumstances of each pre-Separation claim will govern the determination of whether the occurrence is covered by existing insurance policies.

Dispute Resolution

In the event of any dispute arising out of the Separation and Distribution Agreement, the Company’s and FAFC’s general counsels, chief financial officers and such other executive officers designated by each party will negotiate to resolve the dispute. If they are unable to resolve the dispute within 30 days then the general counsels, chief financial officers and chief executive officers of each party shall negotiate for an additional period of up to 15 days. If, after such period, such officers are unable to resolve the dispute then, unless agreed otherwise, the dispute will be resolved through binding arbitration. In all matters involving only claims for monetary damages, each party will be required to submit a proposed resolution and the arbitrators shall be limited to electing only one of the proposals submitted. The parties also mutually may elect to resolve any dispute by litigation.

Other Matters Governed by the Separation and Distribution Agreement

Other matters governed by the Separation and Distribution Agreement include access to financial and other information, intellectual property, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.

Tax Sharing Agreement

The Tax Sharing Agreement governs the Company’s and FAFC’s respective rights, responsibilities, and obligations after the Distribution with respect to taxes, including ordinary course of business taxes and taxes, if any, incurred as a result of any failure of the Distribution to qualify as a tax-free distribution for U.S. federal income tax purposes within the meaning of Section 355 of the of the Internal Revenue Code of 1986, as amended (the “Code”), and taxes incurred in connection with certain internal transactions undertaken in anticipation of the Separation.

In general, pursuant to the Tax Sharing Agreement, the Company will prepare and file the consolidated federal income tax return, and any other tax returns that include both the Company (or any of its subsidiaries) and FAFC (or any of its subsidiaries) for all taxable periods ending on or prior to, or including, the date of the Distribution, with the appropriate tax authorities and will prepare and file all separate company tax returns of the Company and its subsidiaries. FAFC will prepare and file all tax returns that include solely FAFC and/or its subsidiaries for all taxable periods. In general, the Company controls all audits and administrative matters and other tax proceedings relating to the consolidated federal income tax return of the Company’s group and any other tax returns for which it is responsible, except that FAFC has certain participation rights to the extent that it is liable for any taxes shown on such returns.

The Tax Sharing Agreement generally provides that, with respect to any consolidated tax return that includes the members of the FAFC group and the Company’s group, (a) FAFC is generally responsible for all taxes that are attributable to members of the FAFC group of companies or the assets, liabilities or businesses of the FAFC group of companies (including any such liabilities arising from adjustments to prior year or partial year with respect to 2010), except with respect to the 2009 taxable year in which case FAFC is liable for 75% of such taxes as shown on the 2009 consolidated tax return, and (b) the Company is generally responsible for all taxes attributable to members of the Company’s group of companies or the assets, liabilities or businesses of the Company’s group of companies (including any such liabilities arising from adjustments to prior year or partial year with respect to 2010), except with respect to the 2009 taxable year in which case the Company is additionally liable for 25% of all taxes attributable to the FAFC group as shown on the 2009 consolidated tax return. The FAFC group and the Company’s group will each be liable for taxes reflected in their respective separate group tax returns. Notwithstanding the foregoing, the Company and FAFC will each be liable for one-half of the taxes as shown on the applicable tax return arising from the internal transactions undertaken prior to the Distribution that are expected to be taxable. If the Distribution itself, or certain preparatory internal transactions that are undertaken in connection therewith and are expected to be tax-free become taxable for U.S. federal income tax purposes or if there is an increase in taxes resulting from the taxable internal transactions undertaken in connection with the Separation other than due to an action or omission of either party, the Company and FAFC will share the resulting tax liability equally. If such taxes arise as a result of action or omission of either party, such party will generally be liable for 100% of such taxes. To the extent that the parties have made any payments to each other prior to the Distribution on account of taxes for which they are liable under the Agreement, such payments will be treated as an offset to amounts owed under the Tax Sharing Agreement.

Under the Tax Sharing Agreement, the Company and FAFC generally may not (a) take or fail to take any action that would cause any representation, information or covenant contained in the separation documents or the documents relating to the IRS private letter ruling and the tax opinion regarding the Separation to be untrue, (b) take or fail to take any other action that would cause the Separation or any internal transaction expected to be tax-free to lose its tax favorable treatment under the Code, (c) sell, issue, redeem or otherwise acquire any of its equity securities (or equity securities of members of its group), except in certain specified transactions for a period of 25 months following the Separation and (d) other than in the ordinary course of business, sell or otherwise dispose of a substantial portion of its assets, liquidate, merge or consolidate with any other person for a period of 25 months following the Separation. During the 25-month period, the Company and FAFC may take certain actions otherwise prohibited by these covenants if (a) it obtains the other party’s prior written consent, or (b) it provides the other party with an IRS private letter ruling or an unqualified opinion of tax counsel to the effect that such actions will not affect the tax-free nature of the Separation.

Notwithstanding the receipt of any such IRS ruling or tax opinion, each party will be required to indemnify the other party for any taxes and related losses resulting from (a) any act or failure to act by such party described in the covenants above, (b) any acquisition of equity securities or assets of such party or any member of its group, or (c) any breach by such party or any member of its group of any representation or covenant contained in the separation documents or the documents relating to the IRS private letter ruling or tax opinion concerning the Separation.

The IRS private letter ruling includes a representation that FAFC and FATICO, will dispose of shares of the Company held by them as of the date of the Distribution as soon as such disposition is practicable and consistent with the business purposes of the retention of the stock (as set forth in the IRS private letter ruling), but in no event later than five years after the Distribution. In the event that either FAFC or FATICO holds the shares of the Company longer than such time, it is possible that the IRS may determine upon audit that the Distribution and/or the internal transactions could be treated as taxable to FAC and/or its shareholders. If such a determination were made, then pursuant to the Tax Sharing Agreement, FAFC would be responsible for all taxes imposed on the Company and FAFC due to its failure to dispose of the shares of the Company (unless the failure of FAFC or FATICO to dispose of such shares was attributable to the Company’s failure to comply with its obligations set forth in the Separation and Distribution Agreement to register such shares). Further, if FAFC fails to comply with any other of its representations in its private letter ruling and the IRS determines that the Distribution or the internal transactions are taxable, FAFC would likewise be responsible under the Tax Sharing Agreement for all taxes imposed on FAFC and the Company due to such failure.

The Tax Sharing Agreement also contains provisions regarding the apportionment of tax attributes of the Company’s consolidated federal income tax return group, the allocation of deductions with respect to compensatory equity interests, cooperation, and other customary matters.

Promissory Note

On June 1, 2010, the Company issued the Promissory Note, in the principal amount of $19,900,000, to FAFC. The Promissory Note accrues interest at 6.52% per annum. Interest is first due July 1, 2010 and payable quarterly thereafter. The Promissory Note, together with all accrued and unpaid interest, is due and payable on May 31, 2017.

Restrictive Covenants Agreement

Pursuant to the Restrictive Covenants Agreement, FAFC is restricted in certain respects from competing with the Company in its tax services business within the United States for a period of ten years.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On June 1, 2010, the Company issued the Promissory Note, in the principal amount of $19,900,000, to FAFC. The information included in Item 1.01 is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

On May 26, 2010, FAC issued an aggregate of 12,933,265 shares (the “Spin Shares”) of its common stock, par value $1.00 per share (the “Common Stock”) in satisfaction of the Company’s $250,000,000 obligation under the Separation and Distribution Agreement. The Spin Shares consisted of 5,173,306 shares of Common Stock issued to FAFC and 7,759,959 shares of Common Stock issued to First American Title Insurance Company (“FATICO”), a wholly-owned subsidiary of FAFC. FAC issued the Spin Shares pursuant to the exemption from the registration requirements afforded by Section 4(2) of the Securities Act of 1933, as amended.

As discussed in FAC’s Form 10-Q for the quarter ended March 31, 2010, FAC anticipated that FAC, FAFC and FATICO would enter into a voting agreement pursuant to which FAC’s board of directors would direct the vote of the Spin Shares. The voting agreement was thought to be necessary so that FAC could receive a private letter ruling from the Internal Revenue Service substantially to the effect that the separation of FAC into two independent companies would qualify as a tax-free transaction for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended. The private letter ruling FAC received from the Internal Revenue Service does not require a voting agreement with respect to the Spin Shares, and therefore FAC, FAFC and FATICO decided not to enter into a voting agreement.

On June 1, 2010, pursuant to the Reincorporation, each shareholder of FAC before the Reincorporation received one share of the common stock of CoreLogic, par value $0.00001 per share (“CoreLogic Stock”), in exchange for each outstanding common share of FAC. CoreLogic will issue a total of approximately 116,939,278 shares of CoreLogic Stock. The issuance is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 3(a)(9) of the Securities Act.

Item 3.03.	Material Modifications to Rights of Security Holders.

The information included in Item 1.01 is incorporated herein by reference.

Description of Capital Stock of CoreLogic, Inc.

The following is a description of the material terms of CoreLogic’s capital stock, as well as the material provisions of its amended and restated certificate of incorporation, effective May 28, 2010, and bylaws, effective June 1, 2010. In addition, the information provided by FAC in its revised definitive proxy statement, filed April 26, 2010, under the headings “The Charter and Bylaws of the Company and CoreLogic” and “Comparison between the Corporation Laws of California and Delaware” is incorporated herein by reference. The complete text of the amended and restated certificate of incorporation and bylaws of CoreLogic are filed as Exhibits 3.1 and 3.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The summary of such documents is qualified in its entirety by reference to such exhibits. As used herein, the terms “we,” “us” and “our” refer to CoreLogic, Inc.

Authorized Capitalization

As of the date of this filing, our authorized capital consists of 180,000,000 shares of our common stock, of which 116,939,278 are outstanding, and 500,000 shares of our preferred stock, of which none were outstanding, each class of shares having a $0.00001 par value. Each share of our common stock has the same relative rights and is identical in all respects with every other share of our common stock.

Common and Preferred Stock

Voting rights. Each stockholder is entitled to one vote for each share of our common stock. Stockholders are entitled to vote on all matters requiring stockholder approval under Delaware law and our amended and restated certificate of incorporation and bylaws, including the election of members of the board of directors. At each annual meeting of our stockholders, the entire board of directors is put up for election by the stockholders. The Delaware General Corporation Law (“DGCL”) provides that stockholders are denied the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not expressly address cumulative voting.

Dividend Rights. We pay dividends out of statutory surplus or from net profits if, as and when declared by our board of directors. If we issue shares of our preferred stock, the holders of the shares of our preferred stock may have a priority over the holders of the shares of our common stock with respect to dividends.

Liquidation Rights. If we are liquidated or dissolved, stockholders of common stock are entitled to receive all of our assets that remain after our debts and liabilities are paid. If we issue shares of our preferred stock, the holders of shares of our preferred stock may have a priority over the holders of shares of our common stock in the event of our liquidation or dissolution. As of the date of this filing, we have not issued any shares of our preferred stock.

Preemptive rights; redemption; nonassessability. Shares of our common stock have no preemptive rights. This means that our stockholders do not have a right to buy their proportional shares of any additional shares of our common stock we issue. There are no provisions for redemption, conversion rights, sinking funds, or liability for further calls or assessments on shares of our common stock. This means that we cannot ask you for more money for your shares of our common stock, we cannot force you to sell your shares of our common stock back to us (absent a separate agreement to do so) and your shares of our common stock cannot be exchanged for a different security. It also means that we do not set aside any money to buy your shares of our common stock from you.

Amendments to amended and restated certificate of incorporation or bylaws. Our board of directors has the power to adopt, amend or repeal our bylaws, except for the provision requiring directors to be elected by a majority of the votes cast at the annual meeting. The stockholders also may amend our bylaws, but the affirmative vote of the holders of at least a majority in voting power of the issued and outstanding stock entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to amend or repeal, or adopt any provision inconsistent with, any provision of the bylaws.

Limitations on Liability and Indemnification of Officers and Directors. The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for breaches of fiduciary duty as a director.

Our bylaws provide for the indemnification by us of any person serving as a director, officer, employee or other agent to the fullest extent permissible under the DGCL. In addition, we have purchased a directors’ and officers’ insurance policy covering our officers and directors for liabilities that they may incur as a result of any action, or failure to act, in their capacity as officers and directors. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.

Authorized but Unissued Stock. Our authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without the approval of holders of common stock. We may use these additional shares of our common stock and our preferred stock for a variety of corporate purposes, including future offerings to raise additional capital, corporate acquisitions and employee benefit plans.

Anti-takeover provisions

Our amended and restated certificate of incorporation authorizes the issuance of “blank check” shares of our preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board is empowered, without further stockholder action, to issue shares or series of our preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights, including the ability to receive dividends, of our common stockholders. The issuance of such shares of our preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of June 1, 2010, in connection with the Separation and prior to the Reincorporation, George L. Argyros, Bruce S. Bennett, Glenn C. Christenson, William G. Davis, James L. Doti, Lewis W. Douglas, Frank E. O’Bryan, Herbert B. Tasker and Virginia M. Ueberroth resigned as directors of FAC. They are expected to become directors of FAFC.

On June 1, 2010, as a result of the Reincorporation, the directors and executive officers of FAC immediately prior to the Reincorporation became the directors and executive officers of CoreLogic. The terms of the Company’s directors will expire upon the next annual meeting of the stockholders of CoreLogic. The CoreLogic board of directors is composed of: Parker S. Kennedy (Chairman), Matthew B. Botein, J. David Chatham, Christopher V. Greetham, Anand K. Nallathambi, Thomas C. O’Brien, John W. Peace, D. Van Skilling, David F. Walker and Mary Lee Widener. The information included under Item 1.01 and Item 3.03 is incorporated herein by reference.

The members of the audit committee of the board of directors are Messrs. David F. Walker (chair), J. David Chatham and D. Van Skilling. The members of the compensation committee of the board of directors are Messrs. D. Van Skilling (chair), J. David Chatham, Christopher V. Greetham and Thomas C. O’Brien. The members of the nominating and corporate governance committee are J. David Chatham (chair), Thomas C. O’Brien and D. Van Skilling. The members of the executive committee are Parker S. Kennedy, Anand K. Nallathambi, D. Van Skilling and Mary Lee Widener.

Effective as of June 1, 2010 and upon the Distribution, the following executive officers resigned from their positions with FAC: Parker S. Kennedy, Chief Executive Officer; Dennis J. Gilmore, Chief Executive Officer, FSG; Max O. Valdes, Senior Vice President and Chief Accounting Officer. Mr. Kennedy will continue on as Executive Chairman and Chairman of the Board of CoreLogic. Effective as of June 1, 2010 and upon the Distribution, Anand K. Nallathambi was appointed President and Chief Executive Officer and Michael A. Rasic was appointed Senior Vice President, Finance and Accounting. Anthony S. Piszel will continue as the Chief Financial Officer of CoreLogic. Mr. Piszel will receive a one-time cash bonus of $800,000 and Mr. Rasic will receive a one-time cash bonus of $225,000 in recognition of their significant efforts towards the consummation of the Separation. A description of Mr. Nallathambi’s service with FAC and his business experience can be found in the FAC definitive proxy statement filed on April 13, 2010 and is incorporated herein by reference. Mr. Rasic, 44, joined FAC in 2007 as Vice President and Director of SEC Reporting where he was responsible for overseeing the public filings required by the U.S. Securities and Exchange Commission, as well as accounting for the company’s mergers and acquisitions, establishment of accounting policies, and oversight of internal audit and compliance activities. Prior to joining FAC, Rasic worked as Chief Financial Officer of Metrocities Mortgage in Sherman Oaks, Calif., and also was a partner at PricewaterhouseCoopers, LLP, in Los Angeles from 2001 to 2006.

The information included in Item 1.02 is incorporated herein by reference.

Letter Agreement and Change in Control Agreement

In connection with the Separation, on May 31, 2010, FAC, FAFC and Mr. Kennedy entered into a letter agreement with respect to Mr. Kennedy’s post-separation benefits from FAFC and CoreLogic. The agreement generally establishes the benefits programs in which Mr. Kennedy will be permitted to participate following the separation, certain allocations of assets and liabilities associated with Mr. Kennedy’s benefits and certain reimbursement arrangements between FAFC and CoreLogic with respect thereto. The agreement also provides that half of Mr. Kennedy’s outstanding equity awards would be converted into FAFC awards and the other half into CoreLogic awards in connection with the Separation.

Pursuant to the letter agreement described above, FAC also entered into a change in control agreement with Mr. Kennedy and FAFC on May 31, 2010. Under the agreement a “change in control” means any one of the following: (a) a merger or consolidation of the Company in which the Company’s shareholders end up owning less than 50% of the voting securities of the surviving entity; (b) the sale, transfer or other disposition of all or substantially all of the Company’s assets or the complete liquidation or dissolution of the Company; (c) a change in the composition of the Company’s Board of Directors over a two-year period as a result of which fewer than a majority of the directors are incumbent directors, as defined in the agreement; or (d) the acquisition or accumulation by any person or group, subject to certain limited exceptions, of at least 25% of the Company’s voting securities.

Following a change in control of the Company, if the termination of Mr. Kennedy’s employment occurs without cause or if he terminates his employment for good reason or for any reason within 30 days following the first anniversary of the change in control, the Company will pay the following benefits in one lump sum within ten business days:

•	Mr. Kennedy’s base salary through and including the date of termination and any accrued but unpaid annual incentive bonus;

•

an annual incentive bonus for the year in which the termination occurs in an amount equal to the highest annual incentive bonus paid to the executive during the last four completed fiscal years of the Company, prorated through the date of termination;

•	accrued and unpaid vacation pay;

•	unreimbursed business expenses;

•

three times (or two times in the case of a termination by Mr. Kennedy for any reason during the 30-day period following the first anniversary of a change in control) the executive officer’s annual base salary in effect immediately prior to the date of termination; and

•

three times (or two times in the case of a termination by Mr. Kennedy for any reason during the 30-day period following the first anniversary of a change in control) the highest annual incentive bonus paid to the executive officer during the last four completed fiscal years.

In the event of a change in control and a related termination of employment from the Company while the agreement is in effect with respect to both the Company and FAFC the amounts described above will generally be calculated based on: (a) 50% of the combined compensation Mr. Kennedy receives from the Company and FAFC for post-Separation periods and/or (b) 100% of the compensation received from FAC for pre-Separation periods (to the extent applicable). In the event the agreement is in place with respect to the Company and not with respect to FAFC at the time the Company experiences a change in control, the benefit described above will generally be calculated based on: (i) 100% of Mr. Kennedy’s compensation from the Company for post-Separation periods and/or (ii) 50% of the compensation received from FAC for pre-Separation periods (to the extent applicable).

In addition, for a period of 24 months following such a termination, the Company will provide the same level of benefits and perquisites that Mr. Kennedy received at the time of termination or, if more favorable to Mr. Kennedy, at the time at which the change in control occurred. These benefits include tax-qualified and nonqualified savings plan benefits, medical insurance, disability income protection, life insurance coverage and death benefits. To the extent that Mr. Kennedy cannot participate in the plans previously available, the Company will provide such benefits on the same after-tax basis as if they had been available. These obligations are reduced by any welfare benefits made available from subsequent employers.

The change in control agreements provide that if any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (or any similar tax), applies to the benefits payable under the agreement or otherwise, the Company will reimburse Mr. Kennedy for any such excise taxes, plus any additional excise or income taxes resulting from that payment.

The change in control agreement has an initial term through December 31, 2010 and automatically extends for additional one-year periods unless either party notifies the other not later than the preceding January 1 that it does not wish to extend the term. Upon the occurrence of a change in control, the term of the agreement is automatically extended until three years following the date of the change if control.

The information included in Item 1.01 is incorporated herein by reference.

The summary in this item 5.02 of the letter agreement and change in control agreement is qualified in its entirety by reference to the complete terms and conditions of such agreements attached hereto as Exhibits 10.5 and 10.6 respectively, and are incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information included in Items 1.01 and 3.03 are incorporated herein by reference.

Item 8.01	Other Events.

In connection with the Separation, CoreLogic has revised its segment descriptions from those previously reported for FAC’s information solutions business to reflect the way management currently views the organization of CoreLogic as a stand-alone entity. In connection with the Separation, CoreLogic has also revised the description of certain risks related to CoreLogic’s operations as a standalone entity. The description below provides an overview of the revised segments and associated key products and services as well as a description of certain risks related to the business. The financial information provided is based on CoreLogic as a standalone Company.

Certain statements in this Current Report on Form 8-K are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by use of the words “believe,” anticipate,” “expect,” “plan,” “predict,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Risks and uncertainties exist that may cause results to differ materially from those set forth in the forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include the factors described in this Current Report on Form 8-K, in Part I, Item 1A of our most recent Annual Report on Form 10-K, as updated by the risk factors set forth in Part II, Item 1A of our Quarterly Reports, if any filed subsequently to the date of our most recent Annual Report on Form 10-K. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Overview

We are a leading provider of property, financial and consumer information, analytics and services to mortgage originators and servicers, financial institutions and other businesses and government entities. Our data, query, analytical and business outsourcing services help our clients to identify, manage and mitigate credit and interest rate risk. In addition, our services enable clients to manage their hiring, marketing and litigation processes and decisions. We have more than one million users who rely on our data and predictive decision analytics to reduce risk, enhance transparency and improve the performance of their businesses.

We believe that we offer our clients the most comprehensive databases of public, contributory and proprietary data covering property and mortgage information, legal, parcel and geospatial data, motor vehicle records, criminal background records, national coverage eviction information, payday lending records, credit information, and tax records, among other data types. Our databases include over 500 million historical property transactions, over 70 million mortgage applications and property-specific data covering approximately 98% of U.S. residential properties. We believe that the quality of the data we offer is distinguished by our broad range of data sources and our core expertise in aggregating, organizing, normalizing, processing and delivering data to our clients.

With our data as a foundation, we have built strong analytics capabilities and a variety of value-added business services to meet our clients’ needs for mortgage and automotive credit reporting, property tax, property valuation, flood plain location determination and other geospatial data, data, analytics and related services.

Before June 1, 2010, we operated as The First American Corporation (“First American”). On June 1, 2010, we spun-off our financial services business, including our title insurance business, into a new publicly traded, New York Stock Exchange-listed company called First American Financial Corporation. In connection with the Separation, we transferred ownership of the “First American” name, trademarks and trading symbol “FAF” to First American Financial. We then changed our name to CoreLogic, Inc. and our trading symbol to “CLGX.”

We were originally incorporated in California in 1894 and were reincorporated in Delaware on June 1, 2010, immediately following the Separation. As used herein, the terms CoreLogic, the Company, we, our and us refer to CoreLogic, Inc., a Delaware corporation, and its consolidated subsidiaries, except where it is clear that the terms mean only CoreLogic, Inc. and excludes our subsidiaries Our executive offices are located at 4 First American Way, Santa Ana, California 92707-5913, our telephone number is (714) 250-6400 and our website is www.corelogic.com.

Our Data

The following table categorizes the data assets and information we own or license, which are the foundation of our products, analytics and services.

Real Estate Information	Mortgage Information	Consumer Information

Property ownership	Asset-backed securities data	Data from credit bureaus

Property tax payment history	Mortgage applications	Non-prime credit records

Sales history	Mortgage servicing	Delinquency and prepay data (covering home loans)

Geo-coded parcel maps	Adjustable rate mortgage (ARM) riders	Payment histories and charge-off data

Foreclosure and pre-foreclosure	Assignments	Criminal records

Liens (tax, HOA and mechanics)	Release of mortgage	SSN verification

Landlord-tenant cases		Bankruptcy

Judgments		Sex offender registry

Divorce information

Products and Services

We manage our business in three segments: business and information services; data and analytics; and employer, legal and marketing services. These segments generated approximately 50%, 35% and 15% of our revenue, respectively, for the year ended December 31, 2009. The following table sets forth the key products and services we offer in each of these reportable segments.

Reporting Segment	Key Products and Services

Business and Information Services

Mortgage Origination Services	Tax services Flood data services Appraisal services

Default and Technology Services	Loss mitigation services REO asset management Default technology Claims management Broker price opinions Field services (property preservation)

Data and Analytics

Risk and Fraud Solutions	Information and analytics products Property and mortgage securities information Tenancy, data and analytics products Non-traditional credit services

Specialty Finance Solutions	Credit solutions Realtor solutions (MLS services)

Employer, Legal and Marketing Services

Employer Services	Background screening Applicant tracking software (ATS) and candidate relationship management (CRM) Advanced biometrics Tax consulting services Candidate and employee assessments Recruiting solutions

Litigation Consulting	eDiscovery Computer forensics Investigative services

Lead Generation	Core lead generation eAdvertising

We believe that we hold the leading market share position for many of our products and services, including tax services, based on the number of loans under service; flood zone determinations, based on the number of flood zone certification reports issued; credit reporting services to the United States mortgage lending industry, based on the number of credit reports issued; tri-merge credit reports focusing on specialty borrowers in the United States, based on the number of credit reports issued; property data services, based on the number of inquiries; automated appraisals, based on the number of reports sold; and Multiple Listing Services (“MLS”), based on the number of active desktops.

Our Mortgage Origination Services, Default and Technology Services and Risk and Fraud Analytics lines of business are our three largest groups, together accounting for over approximately 64% of our 2009 revenues. We derived approximately 70% of our 2009 revenues from businesses whose volumes are related to mortgage originations, servicing and default. Traditionally, the greatest volume of mortgage and real estate activity, particularly residential resale, has occurred in the spring and summer months.

Business and Information Services Segment

Our business and information services segment provides tax monitoring, flood zone certification and monitoring, mortgage default management services, mortgage loan administration and production services, mortgage-related business process outsourcing and property valuation and management services. We are also an emerging provider of geospatial proprietary software and databases combining geographic mapping and data. The segment’s primary customers are large, national mortgage lenders and servicers, but we also serve regional mortgage lenders and brokers, credit unions, commercial banks, government agencies and property and casualty insurance companies. For the year ended December 31, 2009, this segment produced approximately 50%, of our revenue.

The products and services we provide in this segment typically fall into two categories – mortgage origination services and default and technology services.

Mortgage Origination Services

We provide mortgage companies loan origination and closing-related services, including tax services, flood data services and appraisal services.

Tax Services. We believe that we are currently the largest provider of property tax services in the United States. We procure and aggregate property tax information from over 20,000 taxing authorities to advise mortgage originators and servicers of the property tax payment status on their loans and to monitor that status for the life of the loans. If a mortgage lender requires tax payments to be impounded on behalf of its borrowers, we can also monitor and oversee the transfer of these funds to the taxing authorities and provide the lender payment confirmation.

Flood Data Services. We believe that we are currently the largest provider of flood zone determinations in the United States. We provide flood zone determinations and geospatial data to mortgage lenders and insurance companies. We typically furnish a mortgage originator or servicer with a report as to whether a property lies within a governmentally delineated flood hazard area and then monitor the property for flood hazard status changes for as long as the loan is active.

Appraisal Services. We provide appraisals and other property valuation products to mortgage lenders, real estate agents, investors and other businesses requiring real property valuations. These services generally consist of traditional appraisals, which require physical inspection and human analysis, or hybrid valuation products, which incorporate elements of automated valuation models (“AVMs”), broker price opinions (“BPOs”) and traditional appraisals.

Default and Technology Services

We provide analytical and outsourcing solutions primarily relating to defaulting and foreclosed mortgage loans to financial institutions, government bodies and other companies.

Loss Mitigation Services. We sell software and provide services that assist mortgage servicers and financial institutions with loss mitigation on mortgages in default, management of foreclosures, the maintenance and sale of real estate owned (“REO”) properties and processing foreclosure claims. Our loss mitigation services cover the lifecycle of the loss mitigation process and include portfolio analysis, data-driven workout options, collection campaign management and back-office fulfillment, including signature and recording services. Additionally, we provide flexible staffing models that give our clients the ability to respond to growing delinquency volumes while substantially eliminating capacity fluctuations.

REO Asset Management. We provide services to help shorten our clients’ time-to-market for REO properties, while optimizing the return and mitigating fraud. We first cure title issues, determine property tax status, and resolve any homeowners’ association and municipal code violations. We then provide property recovery services, including eviction logistics. We next value the asset using one or more of our full range of products, including AVMs, BPOs and appraisals. We also offer marketing and closing services. Our automated asset management system is available 24 hours a day, seven days a week to our clients.

Default Technology. We provide our clients with default management solutions that enable them to effectively and efficiently manage the default process from their desktop. Our services include evaluating loan properties, reviewing borrower interview results and financials, and generating a work-out plan in a default situation. We provide flexible tracking and communication functions that enable our clients to process data according to their own business practices, while decreasing processing time.

Claims Management. We provide mortgage insurance claims processing and investor billings solutions, including FHA conveyances and claims, Fannie Mae and Freddie Mac billings, VA conveyances and claims, conventional mortgage insurance claims and private investor billings. Our solutions help reduce our customers’ financial exposure, minimize staffing costs, expedite claims processing and provide flexible and scalable claims management solutions.

Broker Price Opinions. Through our BPO business, we offer a cost-saving alternative to traditional appraisals. BPOs validate subject information with “eyes on the property,” detail recent sales and competitive listings. They also provide a supported price opinion by local, licensed real estate professionals.

Field Services (Property Preservation). We inspect, preserve, maintain and, where required, register vacant properties with local authorities on behalf of our mortgage servicer clients.

Data and Analytics Segment

Our data and analytics segment owns or licenses data assets including loan information, criminal and eviction records, employment verification, property characteristic information and information on mortgage-backed securities. We both license our data directly to our clients and provide our clients with analytical products for risk management, collateral assessment and fraud prediction. Our primary clients are commercial banks, mortgage lenders and brokers, investment banks, fixed-income investors, real estate agents, property and casualty insurance companies, title insurance companies and government-sponsored enterprises. For the year ended December 31, 2009, this segment produced approximately 35%, of our revenue.

The products and services we provide in this segment typically fall into two categories – risk and fraud analytics and specialty finance solutions.

Risk and Fraud Analytics

We provide collateral and mortgage data and analytics and real estate and mortgage-backed securities information to businesses and governments. We also provide consumer screening and risk management for the multifamily housing and non-traditional credit services industries.

Information and Analytics. We are a leading provider of fraud detection, collateral and mortgage performance analytics and real estate and mortgage-backed securities information. We gather data from over 4,000 disparate sources and standardize it for our use. We then use this data to link property, location and characteristics, real estate transactions, consumer and loan information to provide useful and novel analytical insights. Our clients span many industries, including mortgage lending, government, capital markets, consumer direct, property and casualty, direct marketing, utilities, and retail.

Tenancy Data and Analytics. We are a leading provider of screening and risk management services for the multifamily housing industry. We conduct over 6.5 million applicant screening transactions annually, and generate reports containing information about a prospective tenant’s eviction record, lease and payment performance history, credit standing, references and criminal records for residential property managers and owners in the U.S. We have the largest landlord-tenant database in the U.S. and process more than 300 million criminal records to power client configured, criminal background decision analytics. We also believe that we have the only statistically-validated applicant scoring models in this industry, assessing the risk of default by a prospective renter based on a statistical scoring model developed exclusively for the multifamily housing industry.

Non-Traditional Credit Services. We are the leading provider of credit reports for non-traditional or specialty borrowers, such as those seeking pay-day loans or transacting with rent-to-own retailers. Our clients range in size from single proprietorships to major credit card issuers. We process approximately 120 million applications for these services annually.

Specialty Finance Solutions

We provide credit reports and credit-related services to our clients, and also license real estate listing software systems to multiple listing service (MLS) clients and real estate brokers and agents.

Credit Solutions. We are a leading provider of credit services in the U.S. mortgage and transportation markets, providing comprehensive solutions that help our clients meet their lending, leasing and other consumer credit automation needs. We provide merged credit reports with information from each of the three U.S. primary credit bureaus within seconds after receiving a customer’s request. We deliver more than 35 million such credit reports each year to more than 4 million clients. Our credit report solution is integrated with all major mortgage loan origination systems and is integrated with more than 50 automobile dealership systems.

Realtor Solutions. We are the leading provider of real estate listing software systems, with more than 50% of all U.S. real estate agents having access to our product. Our software is customizable to meet our clients’ needs, while maintaining a single code base. We integrate client data with our robust property information, resulting in a comprehensive historical record on almost all properties.

Employer, Legal and Marketing Services Segment

Our employer, legal and marketing services segment provides information management and risk mitigation solutions to enable informed decision-making by our customers. We deliver our solutions through a collection of businesses that possess advanced technology, proprietary processes, unique structured and unstructured data sources, advanced analytics and proactive applications. These capabilities provide our clients with enhanced situational awareness and transparency. Our customers include leading financial institutions, Fortune 500 companies, AmLaw 100 law firms, and middle-market enterprises. For the year ended December 31, 2009, this segment produced approximately 15%, of our consolidated revenue.

This segment is composed of three principal business lines – employer services, litigation consulting, and lead generation.

Employer Services. Our employer services business helps clients reduce time and cost of hiring by providing employment screening, occupational health, and tax incentive services. We also provide applicant tracking software (ATS), recruitment marketing, background screening, fingerprinting, substance abuse testing, compliance tracking, candidate relationship management (CRM), job posting distribution technology, online assessments and tax consulting services. Our reports include information about a prospective employee’s criminal record, motor vehicle violations, credit standing and involvement in civil litigation. We can also check references and interview former employers, verify educational credentials and licenses, verify social security numbers and check industry specific records. Our clients can order any of these and other related services individually, as a package with our other employment services, or with other products we offer.

Litigation Consulting. Our computer forensic and electronic discovery experts and consultants assist our clients in business, legal and financial matters, including investigations and litigation arising from trade secret theft, software infringement, financial fraud, employee malfeasance and unfair competition. We also offer due diligence services for a variety of purposes and have a specialized database of hedge fund managers.

Lead Generation. We provide performance-based, internet marketing solutions connecting our clients directly to consumers buying through the web. Our primary service offerings are sales lead generation, list management and affiliate network marketing. Our clients include a wide variety of companies ranging from medium-sized businesses to Fortune 500 companies, including many service providers in the specialty and personal finance markets.

Patents, Trademarks and Other Intellectual Property

We rely on a combination of contractual restrictions, internal security practices, and copyright and trade secret law to establish and protect our software, technology, and expertise. Further, we have developed a number of brands that have accumulated goodwill in the marketplace, and we rely on trademark law to protect our rights in that area.

Employees

As of December 31, 2009, we employed 12,467 people on either a part-time or full-time basis. Of these employees, 42.8% were employed outside of the United States.

Risks Relating to Our Business

1.	We are dependent on our ability to access data from external sources to maintain and grow our businesses. If we are unable to access needed data from these sources, the quality and availability of our products and services may be harmed, which could have a material adverse impact on our business, financial condition, and results of operations.

We rely extensively upon data from external sources to maintain our proprietary and non-proprietary databases, including data from third-party suppliers and various government and public record sources. Our data sources could withdraw their data from us for a variety of reasons, including legislatively or judicially imposed restrictions on use. If a number of suppliers are no longer able or are unwilling to provide us with certain data, or if our public record sources of data become unavailable or uneconomical, we may need to find alternative sources. If we are unable to identify and contract with suitable alternative data suppliers and effectively integrate these data sources into our service offerings, we could experience service disruptions, increased costs and reduced quality of our services. Additionally, if one or more of our suppliers terminates our existing agreements, there is no assurance that we will obtain new agreements with third-party suppliers on terms favorable to us, if at all. Loss of such access or the availability of data in the future may reduce the quality and availability of our services and products, which could have a material adverse effect on our business, financial condition and results of operations.

2.	Regulatory developments with respect to use of consumer data and public records could have a material adverse effect on our business, financial condition and results of operation.

Because our databases include some personal, public and non-public information, we are subject to government regulation and potential adverse publicity concerning the use of consumer data. We provide many types of consumer data and related services that already are subject to regulation under the Fair Credit Reporting Act, Gramm-Leach-Bliley Act and Driver’s Privacy Protection Act and, to a lesser extent, various other federal, state, and local laws and regulations. These laws and regulations are designed to protect the privacy of the public and to prevent the misuse of personal information in the marketplace. Failure to comply with these laws by us could result in substantial regulatory and litigation expense and loss of revenue. The suppliers of data to us face similar burdens and, consequently, we may find it financially burdensome to acquire necessary data. Further, many consumer advocates, privacy advocates and government regulators believe that the existing laws and regulations do not adequately protect privacy. As a result, they are seeking further restrictions on the dissemination or commercial use of personal information to the public and private sectors. Any such restrictions may reduce the quality and availability of our products and services, which could have a material adverse effect on our business, financial condition and results of operations.

3.	If we are unable to protect our information systems against data corruption, cyber-based attacks or network security breaches, or if we are unable to provide adequate security in the electronic transmission of sensitive data, it could have a material adverse effect on our business, financial condition and results of operations.

We are highly dependent on information technology networks and systems, including the Internet, to securely process, transmit and store electronic information. In particular, we depend on our information technology infrastructure for business-to-business and business-to-consumer electronic commerce. Security breaches of this infrastructure can create system disruptions, shutdowns or unauthorized disclosure of confidential information. If we are unable to prevent such security or privacy breaches, our operations could be disrupted, or we may suffer financial loss because of lost or misappropriated information, including sensitive consumer data.

Likewise, our customers are increasingly imposing more stringent contractual obligations on us relating to the state of our information security protections. If we are unable to maintain protections and processes at a level commensurate with that required by our large customers, it could negatively affect our relationships with those customers and harm our business.

4.	Systems interruptions may impair the delivery of our products and services, causing potential customer and revenue loss.

System interruptions may impair the delivery of our products and services, resulting in a loss of customers and a corresponding loss in revenue. We depend heavily upon computer systems located in our data centers, including our centers in Santa Ana, California and Westlake, Texas. Certain events beyond our control, including natural disasters and telecommunications failures, could temporarily or permanently interrupt the delivery of products and services. These interruptions also may interfere with suppliers’ ability to provide necessary data and employees’ ability to attend work and perform their responsibilities. Such interruptions and intrusions may cause a loss of customers and a loss in revenue.

5.	Declines in the mortgage and consumer credit market, the securitization market and employment levels may materially adversely affect our business and results of operations.

Several of our lines of business, including our Mortgage Origination Services, Risk and Fraud Analytics and Specialty Finance Solutions groups, are sensitive to the level of mortgage originations, and to residential real estate and securitization transaction levels. In addition, higher rates of unemployment and underemployment negatively affect our Employer Services line of business. A worsening of these conditions could materially adversely affect our business, financial condition and results of operations.

6.	Increases in the size of our mortgage industry customers enhance their negotiating position with respect to pricing and terms, may decrease their need for our services, and may increase our exposure to loss or consolidation of such customers.

Many of our mortgage industry customers are increasing in size as a result of consolidation or the failure of their competitors. For example, we believe that three lenders collectively originate more than 50% of mortgage loans in the United States. As a result, we may derive a higher percentage of our revenues from a smaller base of larger customers, which would enhance the ability of these customers to negotiate more favorable pricing and more favorable terms for our products and services. These larger customers may also begin performing internally some or all of the services we provide and, consequently, their demand for our products and services may decrease. Any of these developments could adversely affect our revenues and profitability. In addition, changes in our relationship with one or more of our largest customers or the loss of all or a substantial portion of the business we derive from these customers could have a material adverse effect on our business and results of operations.

7.	Changes in government regulation could prohibit or limit our operations or make it more burdensome to conduct such operations, causing possible adverse effects on revenues, earnings and cash flows.

Many of our and our customers’ businesses are regulated by various federal, state, local and foreign governmental agencies. Changes in the applicable regulatory environment or interpretations of existing regulations or statutes or enhanced governmental oversight of us or our customers could negatively affect our operations. These changes may compel us to reduce our prices, may restrict our ability to implement price increases, may limit the manner in which we conduct our business or otherwise may have a negative impact on our ability to generate revenues, earnings and cash flows.

Likewise, Congress is considering wide-ranging and transformative legislation that would materially alter consumer and financial markets regulation. If we are unable to adapt our products and services to conform to these new laws, or if these laws have a negative impact on our customers, our business and results of operations could be negatively affected.

8.	We rely upon proprietary technology and information rights, and if we are unable to protect our rights, our business, financial condition and results of operations could be harmed.

Our success depends, in part, upon our intellectual property rights. We rely primarily on a combination of copyright, patent, trade secret, and trademark laws and nondisclosure and other contractual restrictions on copying and distribution to protect our proprietary technology and information. This protection is limited, and our intellectual property could be used by others without our consent. In addition, patents may not be issued with respect to our pending or future patent applications, and our patents may not be upheld as valid or may not prevent the development of competitive products. Any infringement, disclosure, loss, invalidity of, or failure to protect our intellectual property could negatively impact our competitive position, and ultimately, our business. Moreover, litigation may be necessary to enforce or protect our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. Such litigation could be time-consuming, result in substantial costs and diversion of resources and could harm our business, financial condition, results of operations and cash flows.

9.	If our applications or services are found to infringe the proprietary rights of others, we may be required to change our business practices and may also become subject to significant costs and monetary penalties.

As our information technology applications and services develop, we may become increasingly subject to infringement claims from third parties. Any claims, whether with or without merit, could:

•	be expensive and time-consuming to defend;

•	cause us to cease making, licensing or using applications that incorporate the challenged intellectual property;

•	require us to redesign our applications, if feasible;

•	divert management’s attention and resources; and

•	require us to enter into royalty or licensing agreements in order to obtain the right to use necessary technologies.

10.	The agreement governing our credit facility subjects us to various restrictions that could limit our operating flexibility.

The agreement governing our credit facility imposes operating and financial restrictions on our activities. These restrictions include compliance with certain financial tests and ratios, including a minimum interest coverage ratio and maximum leverage ratio, and limit or prohibit our ability to, among other things:

•	create, incur or assume additional debt;

•	create, incur or assume certain liens;

•	redeem and/or prepay certain subordinated debt we might issue in the future;

•	pay dividends on our stock or repurchase stock;

•	make certain investments and acquisitions, including joint ventures;

•	enter into or permit to exist contractual limits on the ability of our subsidiaries to pay dividends to us;

•	enter into new lines of business;

•	engage in consolidations, mergers and acquisitions;

•	engage in specified sales of assets; and

•	enter into transactions with affiliates.

These restrictions on our ability to operate our business could impact our business by, among other things, limiting our ability to take advantage of financing, merger and acquisition and other corporate opportunities.

11.	We may not be able to successfully consummate or integrate acquisitions, which may harm our ability to develop and grow our business and operations.

We have in the past and may continue to expand our operations and business by acquiring additional businesses, products or technologies. We may not be able to identify suitable acquisition candidates, obtain the capital necessary to pursue acquisitions or complete acquisitions on satisfactory terms. A number of our competitors also have adopted the strategy of expanding and diversifying through acquisitions. We likely will experience competition in our effort to execute on any proposed acquisitions, and we expect the level of competition to increase. As a result, we may be unable to continue to make acquisitions or may be forced to pay more for the companies we are able to acquire, which could slow the growth of our business and operations.

Additionally, the obligations imposed on us to avoid certain transactions in respect of our capital stock and or assets in order to preserve the planned tax-free nature of the spin off may limit our ability to pursue our acquisition strategy without adversely impacting our financial condition, results of operations and cash flows.

Likewise, if we fail properly to integrate acquired businesses, products, technologies and personnel, it could impair relationships with employees, customers and strategic partners, distract management attention, result in control failures and otherwise disrupt our ongoing business and harm our results of operations.

12.	We may not be able to realize the benefits of our offshore strategy, which could have an adverse effect on our results of operations.

Over the last few years, we have reduced our costs by utilizing lower cost labor in foreign countries such as India and the Philippines. These countries are subject to relatively higher degrees of political and social instability and may lack the infrastructure to withstand natural disasters. Such disruptions can decrease efficiency and increase our costs in these countries. Weakness of the U.S. dollar in relation to the currencies used in these foreign countries may also reduce the savings achievable through this strategy. Furthermore, the practice of utilizing labor based in foreign countries has come under increased scrutiny in the United States and, as a result, some of our customers may require us to use labor based in the United States. We may not be able to pass on the increased costs of higher priced United States-based labor to our customers, which ultimately could have an adverse effect on our results of operations.

13.	We have substantial investments in recorded goodwill as a result of prior acquisitions and an impairment of these investments would require a write-down that would reduce our net income.

In accordance with generally accepted accounting principles (“GAAP”), existing goodwill is not amortized but instead is required to be assessed annually for impairment or sooner if circumstances indicate a possible impairment. Factors that could lead to impairment of goodwill include significant underperformance relative to historical or projected future operating results, a significant decline in our stock price and market capitalization and negative industry or economic trends. In the event that the book value of goodwill is impaired, any such impairment would be charged to earnings in the period of impairment. In the event of significant volatility in the capital markets or a worsening of current economic conditions, we may be required to record an impairment charge, which would negatively impact our results of operations. Possible future impairment of goodwill under accounting guidance may have a material adverse effect on our business, financial condition and results of operations.

Risks Relating to the Spin-off of First American Financial Corporation

1.	Our historical financial information may not be indicative of our future results as a stand-alone company.

The historical financial information we have included in prior filings for periods ending prior to June 1, 2010, and the unuaudited pro forma condensed consolidated financial statements as of and for the twelve months ended December 31, 2009 filed on Form 8-K on March 4, 2010, may not reflect what our results of operations, financial condition and cash flows would have been had we been a stand-alone company during the periods presented or be indicative of what our results of operations, financial condition and cash flows may be in the future now that we are a stand-alone company. Specifically, the pro forma financial information and the financial information does not reflect any increased costs associated with being a stand-alone company, including changes in our cost structure and personnel needs. Any difficulty in successfully integrating or managing the operations of the businesses on a stand-alone basis could have a material adverse effect on our business, financial condition, results of operations and liquidity, and could lead to a failure to realize any anticipated synergies.

2.	The separation transaction could give rise to liabilities, increased competition or other unfavorable effects that may not have otherwise arisen.

The separation transaction may lead to increased operating and other expenses, both of a non-recurring and a recurring nature, and changes to certain operations, which expenses or changes could arise pursuant to arrangements made with FAFC or the triggering of rights and obligations to third parties. In addition, FAFC may provide more competition in our lines of business than it would have if the companies remained together. While the extent of future competition between us and FAFC is unknown, both parties will own significant real property databases. With the exception of a noncompetition agreement related to the tax services business, there will be no prohibition on either us or FAFC competing with the other party. Litigation with FAFC or other third parties could also arise out of the transaction, and we could experience unfavorable reactions to the separation from customers, employees, ratings agencies or other interested parties.

3.	We will be responsible for a portion of FAFC’s contingent and other corporate liabilities, primarily those relating to stockholder litigation.

Under the Separation and Distribution Agreement and other agreements, subject to certain exceptions contained in the Tax Sharing Agreement, each of us and FAFC will agree to assume and be responsible for 50% of certain of FAC’s contingent and other corporate liabilities. All external costs and expenses associated with the management of these contingent and other corporate liabilities will be shared equally. These contingent and other corporate liabilities primarily relate to consolidated securities litigation and any actions with respect to the separation plan or the distribution brought by any third party. Contingent and other corporate liabilities that are specifically related to only the information solutions or financial services business will generally be fully allocated to us or FAFC, respectively.

If any party responsible for such liabilities were to default on its payment of any of these assumed obligations, the non-defaulting party may be required to pay the amounts in default. Accordingly, under certain circumstances, we may be obligated to pay amounts in excess of the agreed-upon share of the assumed obligations related to such contingent and other corporate liabilities, including associated costs and expenses.

4.	We will share responsibility for certain of income tax liabilities for tax periods prior to and including the distribution date.

Under the Tax Sharing Agreement, we are generally responsible for all taxes that are attributable to members of the information solutions group of companies or the assets, liabilities or businesses of the information group of companies and FAFC is generally responsible for all taxes attributable to members of the FAFC group of companies or the assets, liabilities or businesses of the FAFC group of companies. Generally, any liabilities arising from adjustments to prior year (or partial year with respect to 2010) consolidated tax returns will be shared in proportion to each company’s percentage of the tax liability for the relevant year (or partial year with respect to 2010), unless the adjustment is attributable to either party, in which case the adjustment will generally be for the account of such party. In addition to this potential liability associated with adjustments for prior periods, if FAFC were to fail to pay any tax liability it is required to pay under the Tax Sharing Agreement, we could be legally liable under applicable tax law for such liabilities and required to make additional tax payments. Accordingly, under certain circumstances, we may be obligated to pay amounts in excess of our agreed-upon share of tax liabilities.

5.	If the distribution or certain internal transactions undertaken in anticipation of the separation are determined to be taxable for U.S. federal income tax purposes, we, our stockholders that are subject to U.S. federal income tax and FAFC will incur significant U.S. federal income tax liabilities.

In connection with the Spin-Off, we received a private letter ruling from the IRS to the effect that, among other things, certain internal transactions undertaken in anticipation of the separation will qualify for favorable treatment under the Code, the contribution by us of certain assets of the financial services businesses to FAFC, and the pro-rata distribution to our shareholders of the common stock of FAFC will, except for cash received in lieu of fractional shares, qualify as a transaction that is tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. In addition, we received opinions of tax counsel to similar effect. The ruling and opinions rely on certain facts, assumptions, representations and undertakings from us and FAFC regarding the past and future conduct of the companies’ respective businesses and other matters. If any of these facts, assumptions, representations or undertakings are incorrect or not otherwise satisfied, we and our stockholders may not be able to rely on the ruling or the opinions of tax counsel and could be subject to significant tax liabilities. Notwithstanding the private letter ruling and opinions of tax counsel, the IRS could determine on audit that the spin-off is taxable if it determines that any of these facts, assumptions, representations or undertakings are not correct or have been violated or if it disagrees with the conclusions in the opinions that are not covered by the private letter ruling, or for other reasons, including as a result of certain significant changes in the stock ownership of us or FAFC after the spin-off. If the Spin-Off is determined to be taxable for U.S. federal income tax purposes, we and our shareholders that are subject to U.S. federal income tax could incur significant U.S. federal income tax liabilities.

In addition, under the terms of the Tax Sharing Agreement, in the event the distribution were determined to be taxable and such determination was the result of actions taken after the distribution by us or FAFC, the party responsible for such failure would be responsible for all taxes imposed on us or FAFC as a result thereof

6.	In connection with the spin-off transaction, we entered into a number of agreements with FAFC setting forth rights and obligations of the parties post separation. In addition, certain provisions of these agreements provide protection to FAFC in the event of a change of control of us, which could reduce the likelihood of a potential change of control that our stockholders may consider favorable.

In connection with the spin-off transaction, we and FAFC entered into a number of agreements that set forth certain rights and obligations of the parties post separation, including the Separation and Distribution Agreement, the Tax Sharing Agreement, the Restrictive Covenants Agreement, certain transition services agreements and leases for our data center and headquarters facilities in Santa Ana. We possess certain rights under those agreements, including without limitation indemnity rights from certain liabilities allocated to FAFC. The failure of FAFC to perform its obligations under the agreements could have an adverse effect on our financial condition, results of operations and cash flows.

In addition, the Separation and Distribution Agreement gives FAFC the right to purchase the equity or assets of our entity or entities directly or indirectly owning the real property databases that we currently own upon the occurrence of certain triggering events. The triggering events include the direct or indirect purchase of the databases by a title insurance underwriter (or its affiliate) or an entity licensed as a title insurance underwriter, including a transaction where a title insurance underwriter (or its affiliate) acquires 25% or more of us. Such a triggering event also triggers the ability of FAFC to terminate our data center and headquarters leases upon 30 days’ notice. The purchase right expires June 1, 2020. Until the expiration of the purchase right, this provision could have the effect of limiting or discouraging an acquisition of us or preventing a change of control that our stockholders might consider favorable. Likewise, if a triggering event occurs, the loss of ownership of our real property database and our need to move our headquarters and data center very abruptly could have a material adverse effect on our financial condition, business and results of operations.

7.	As a stand-alone, publicly traded company, we may not enjoy the same benefits that we did when we were part of a larger organization that included the FAFC businesses.

There is a risk that, by spinning off FAFC, we may become more susceptible to market fluctuations and other adverse events than we would have been were we still a part of the former combined FAC organizational structure. As part of the FAC organizational structure, our businesses were able to enjoy certain benefits from the operating diversity, purchasing power, available capital for investments, flexibility in tax planning and opportunities to pursue integrated strategies with FAC’s other businesses. After the Spin-Off of FAFC, we will not have similar diversity or integration opportunities and may not have similar purchasing power, flexibility in tax planning or access to capital markets.

8.	Conflicts of interest may arise because certain of our directors and officers are also directors and officers of our related parties.

Because of their current or former positions with FAC prior to the Spin-Off, several of our executive officers, including our executive chairman, our president and chief executive officer, and most of our directors, beneficially own common shares of FAFC that they received in the Spin-Off transaction. Our executive chairman, who also serves as FAFC’s executive chairman, continues to own options to purchase common shares of FAFC and FAFC restricted stock units. These dual roles and equity interests may create, or appear to create, conflicts of interest when these individuals are faced with decisions that do not benefit us and FAFC in the same manner.

9.	We might not be able to engage in desirable strategic transactions and equity issuances following the separation because of restrictions relating to U.S. federal income tax requirements for tax-free distributions.

Our ability and FAFC’s ability to engage in significant equity transactions could be limited or restricted after the distribution in order to preserve for U.S. federal income tax purposes the tax-free nature of the distribution by FAC. Even if the distribution otherwise qualifies for tax-free treatment under Sections 368(a)(1)(D) and 355 of the Code, it may result in corporate level taxable gain to us under Section 355(e) of the Code if 50% or more, by vote or value, of our common stock or FAFC’s common stock are acquired or issued as part of a plan or series of related transactions that includes the distribution. For this purpose, any acquisitions or issuances of FAC’s common shares within two years before the distribution, and any acquisitions or issuances of our common stock or FAFC’s common stock within two years after the distribution, generally are presumed to be part of such a plan, although FAFC or we may be able to rebut that presumption. Prior to the distribution, FAC issued to FAFC and FAFC’s principal title insurance subsidiary a total of approximately 13 million shares, which represented approximately 11% of FAC’s shares outstanding at the time of the issuance. In addition, in November 2009 FAC issued approximately 9.5 million common shares in connection with its acquisition of the minority interest shares of its then publicly traded subsidiary, First Advantage Corporation. This represented approximately 9% of FAC’s shares currently outstanding. Both of these issuances could count towards the 50% limitation, which could hinder our ability to issue additional shares during the two year period following the distribution. If an acquisition or issuance of our common stock or FAFC’s common stock triggers the application of Section 355(e) of the Code, we would recognize taxable gain for which FAF could be wholly or partially liable as described above.

Under the Tax Sharing Agreement, there are restrictions on our ability and FAFC’s ability to take actions that could cause the distribution to fail to qualify as a tax-free transaction, including a redemption of equity securities, a sale or other disposition of a substantial portion of assets, an acquisition of a business or assets with equity securities. These restrictions will apply for 25 months following the distribution, unless the party seeking to engage in such activity obtains the consent of the other party or obtains a private letter ruling from the Internal Revenue Service or an unqualified opinion of a nationally recognized firm that such action will not cause the distribution to fail to qualify as a tax-free transaction, and such letter ruling or opinion, as the case may be, is acceptable to each party.

Moreover, the Tax Sharing Agreement generally provides that each party thereto is responsible for any taxes imposed on the other party as a result of the failure of the distribution to qualify as a tax-free transaction under the Code if such failure is attributable to post-distribution actions taken by or in respect of the responsible party or its stockholders, regardless of when the actions occur after the distribution, the other party consents to such actions or such party obtains a favorable letter ruling or opinion of tax counsel as described above. For example, we would be responsible for a third party’s acquisition of it at a time and in a manner that would cause such failure. These restrictions may prevent it from entering into transactions which might be advantageous to its stockholders.

10.	FAFC’s minority investment in us is subject to certain risks and uncertainties and the price of our common stock may be affected.

Pursuant to the private letter ruling received from the IRS in connection with the Spin-Off, FinCo will be required to dispose of its retained shares of our common stock no later than five years after the Spin-Off. As a result, FAFC may be required to sell some or all of its retained shares of our common stock at a time when it might not otherwise choose to do so. Furthermore, any such disposition by FAFC of its shares of our common stock in the public market, or the perception that such dispositions could occur, could adversely affect prevailing market prices of our common stock and adversely affect the value or the terms and conditions of such disposition.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated May 28, 2010, by and between The First American Corporation and CoreLogic, Inc.

3.1	Amended and Restated Certificate of Incorporation of CoreLogic, Inc. dated May 28, 2010.

3.2	Bylaws of CoreLogic, Inc., effective June 1, 2010.

3.3	Specimen Stock Certificate of CoreLogic, Inc.

10.1	Separation and Distribution Agreement by and between FAC and FAFC dated as of June 1, 2010.

10.2	Tax Sharing Agreement by and between FAC and FAFC dated as of June 1, 2010.

10.3	Promissory Note issued by FAC to FAFC, dated June 1, 2010.

10.4	Restrictive Covenants Agreement among FAFC and FAC, dated June 1, 2010.

10.5	Letter Agreement among FAFC, FAC and Parker S. Kennedy, dated May 31, 2010.

10.6	Amended and Restated Change in Control Agreement among FAFC, FAC and Parker S. Kennedy, dated May 31, 2010.

10.7	Form of Notice of Performance-Based Restricted Stock Unit Grant (Employee) and Performance-Based Restricted Stock Unit Award Agreement (Employee).

10.8	Form of Notice of Nonqualified Stock Option Grant (Employee) and Nonqualifed Stock Option Grant (Employee).

99.1	Press Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CORELOGIC, INC.

Date: June 1, 2010	By:	/s/ Stergios Theologides
	Name:	Stergios Theologides
	Title:	Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated May 28, 2010, by and between The First American Corporation and CoreLogic, Inc.

3.1	Amended and Restated Certificate of Incorporation of CoreLogic, Inc. dated May 28, 2010.

3.2	Bylaws of CoreLogic, Inc., effective June 1, 2010.

3.3	Specimen Stock Certificate of CoreLogic, Inc.

10.1	Separation and Distribution Agreement by and between FAC and FAFC dated as of June 1, 2010.

10.2	Tax Sharing Agreement by and between FAC and FAFC dated as of June 1, 2010.

10.3	Promissory Note issued by FAC to FAFC, dated June 1, 2010.

10.4	Restrictive Covenants Agreement among FAFC and FAC, dated June 1, 2010.

10.5	Letter Agreement among FAFC, FAC and Parker S. Kennedy, dated May 31, 2010.

10.6	Amended and Restated Change in Control Agreement among FAFC, FAC and Parker S. Kennedy, dated May 31, 2010.

10.7	Form of Notice of Performance-Based Restricted Stock Unit Grant (Employee) and Performance-Based Restricted Stock Unit Award Agreement (Employee).

10.8	Form of Notice of Nonqualified Stock Option Grant (Employee) and Nonqualifed Stock Option Grant (Employee).

99.1	Press Release.